Exhibit 99.1
Sensient Announces that Its Executives Have Established Preprogrammed Stock Sale Plans
MILWAUKEE—(BUSINESS WIRE)—May 14, 2007—Sensient Technologies Corporation (NYSE:SXT) announced today that three of its executive officers (Messrs. Manning, Hobbs and Carney) have entered into new preprogrammed stock sale plans for periodic sales of their Sensient stock over the next one to four years, starting in July, 2007. The new stock sale plans have been approved by the Sensient board of directors. The new plans involve a greater number of options and other shares and extend over a longer period of time than earlier plans. The plans, which comply with the SEC Rule 10b5-1 safe harbor regarding insider trading, are motivated primarily by the executives’ desire to diversify their personal investments as they near eventual retirement.
Sales will occur during quarterly “window periods,” except for shares from options nearing expiration. For Mr. Manning, the “window periods” limitation will not apply to prompt sales of shares received in any future stock grant or sales during the last year of his plan, beginning in July, 2010. Anticipated sales each quarter by Mr. Manning, Mr. Hobbs and Mr. Carney are about 82,000 shares, 19,250 shares and 36,000 shares, respectively, plus any “roll-overs” from prior periods that were not sold because of minimum price floors.
Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient-tech.com
CONTACT: Sensient Technologies Corporation
Dick Hobbs, 414-347-3836
SOURCE: Sensient Technologies Corporation